SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 26, 2008, the Board of Directors of Chelsea Therapeutics International, Ltd. appointed William Schwieterman, M.D. as a member of the Board. Dr. Schwieterman will hold office until the Company’s 2009 Annual Meeting of Stockholders or until his successor is elected and qualified.

The Nominating and Corporate Governance Committee of the Board (the “Committee”) conducted the search for director candidates. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence. It also focused this search on candidates with significant experience in drug development and related regulatory matters. After reviewing several director candidates, the Committee recommended Dr. Schwieterman for appointment to the Board.

There were no arrangements or understandings between Dr. Schwieterman and any other person pursuant to which Dr. Schwieterman was appointed as director and there are no related party transactions between Dr. Schwieterman and the Company. The Board committee that Dr. Schwieterman will serve on is the Compensation.

Dr. Schwieterman is a board-certified internist and a rheumatologist, currently serving as an independent consultant to biotechnology and pharmaceutical companies, focusing on clinical drug development and regulatory matters. Dr. Schwieterman was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the Food and Drug Administration (FDA). In these and other capacities, Dr. Schwieterman served 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development programs for a large number of therapeutic candidates.

A press release dated June 30, 2008 announcing Dr. Schwieterman’s appointment is attached as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: June 30, 2008	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer